Exhibit 10.2

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (the “Amendment”) to that certain Second Amended and Restated Employment Agreement dated October 6, 2008 (the “Employment Agreement”) is made and entered into on August 8, 2011 (the “Effective Date”), by and between Rotech Healthcare Inc., a Delaware corporation (the “Company”) and Philip L. Carter (the “Executive”).

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company pursuant to the Employment Agreement;

WHEREAS, the Board of Directors of the Company and the Executive believe that it is in the best interest of the Company to provide for an orderly succession plan;

WHEREAS, the Board of Directors of the Company wishes to recognize the service and contributions of the Executive over this tenure as Chief Executive officer;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree to amend the Employment Agreement as follows:

1. The Employment Agreement is hereby amended to add a new Section 4.5 to read as follows:

“4.5 The Board and the Executive desire to provide for additional terms related to President and Chief Executive Officer succession planning.

(a) Retirement Award. If at any time following December 31, 2011 (the “Transition Date”), the Company terminates the Executive without Cause pursuant to Section 3.1.5 or the Executive ends his employment relationship with the Company pursuant to Section 3.1.7, then, in addition to the payments provided in Section 4.1, which payments shall include the pro rata bonus in Section 4.1(d), whether or not the termination is voluntary by the Executive without Good Reason:

(i) the Company shall pay to the Executive a lump-sum retirement payment equal to one (1) times (1X) the sum of (A) the Executive’s then current Base Salary, (B) $10,000 in lieu of outplacement services, plus (C) the full amount of the Target Bonus for the year in which the termination occurs, which amount shall be payable on the first Company payroll date occurring on or following the first day of the seventh (7th) month following the date of termination of employment;

(ii) the Company shall continue to provide for a period of twelve (12) months following the date of termination of employment (or until such earlier date that substantially the same or better benefits are provided by a successor employer) (the “Retirement Continuation Period”) medical, life, dental and vision insurance benefits provided pursuant to Section 2.5 (for the Executive and his spouse and dependents, if applicable), pursuant and subject to the paragraph below that further discusses health benefits;

(iv) the Company shall continue to provide for a period of twelve (12) months following the date of termination of employment, the benefits provided in Section 2.4 regarding use of a Company vehicle, which vehicle shall be the vehicle that the Executive is using immediately prior to the date of termination;

(v) the Executive shall be entitled to retain his Company computer, iPad, cellular phone and other similar communications equipment; provided, that the Company may remove from such devices any Company confidential information; and

(vi) subject to the effectiveness of the release described in this Section 4.5, all of Executive’s stock options to purchase shares of the Company’s common stock that are outstanding immediately prior to the date of the Executive’s termination shall fully vest on the date of the Executive’s termination (collectively the compensation and benefits under clauses (i), (ii) and (iii), the “Retirement Benefits”).

With respect to the health benefits under Section 4.5(a)(ii), the Executive (and, if applicable, his dependents) shall timely elect COBRA continuation of group medical, dental and vision coverage following the termination of the Executive’s employment. Provided that the Executive timely elects COBRA coverage, the Company shall pay for or reimburse the Executive for, during the Retirement Continuation Period, the monthly premium for such COBRA coverage in an amount equal to 100% of such premium, less any applicable tax withholding. Subject to the Executive timely electing COBRA, payment of monthly premiums shall apply to all medical, dental and vision plans under which the Executive participates while the Executive is an active employee of the Company, including, without limitation, the executive benefit program.

Notwithstanding anything in to the contrary in this Agreement or any bonus plan, in the event the Executive becomes entitled to any compensation or benefits pursuant to this Section 4.5(a), the Executive shall not be entitled to the discretionary portion of any bonus otherwise payable under Section 4.1(c), whether or not previously accrued.

(b) Other Provisions and Benefits. Following the Transition Date, the Executive shall no longer be eligible to receive any compensation or benefits pursuant to Sections 4.2 or 4.3. Instead, the Executive shall only be eligible to receive retirement compensation and benefits pursuant and subject to this Section 4.5. In addition, Section 5 shall apply following the Transition Date but shall not apply after end of the Employment Period. In the event the Executive is entitled to receive any payment pursuant to Section 4.2 or Section 5, the Executive shall not be entitled to any payments or benefits pursuant to this Section 4.5. In the event the Executive’s employment is terminated or otherwise ends during the Employment Period and prior to the Transition Date pursuant to Section 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5 or 3.1.6, the Executive shall not be entitled to any payments or benefits pursuant to this Section 4.5. Notwithstanding anything in to the contrary in this Agreement, in the event the Executive becomes entitled to any compensation or benefits pursuant to Section 4.5(a), the Executive shall not be entitled to continue to participate in any employee benefit plans, programs or arrangements following the end of the Employment Period, except to the extent provided in this Section 4.5 or explicitly provided in any such plans, programs or arrangements.

(c) Succession Planning; Board Seat; Non-compete.

(i) Following the Transition Date, the Board may, in its discretion, take any action reasonably necessary in furtherance of planning for the hiring or appointing of a new Chief Executive Officer of the Company, including, but not limited to, hiring consultants and other contractors, hiring and firing employees, changing reporting relationships, promoting and demoting employees and making other personnel related decisions.

(ii) Following the Transition Date and ending on the date of Executive’s termination of employment, the Executive shall, in addition to his other duties and responsibilities to the Company, assist with the orderly transition of his duties and responsibilities to his successor and the Board may, in its discretion, reduce the Executive’s title, duties, positions and/or responsibilities.

(iii) On the termination date, the Executive shall remain eligible to serve on the Board as a non-employee member. While the Executive serves as a non-employee member of the Board, he will be subject to the standard terms and conditions applicable to non-employee members of the Board.

(d) Release; Notice Period; Full Satisfaction.

(i) Notwithstanding anything to the contrary in this Section 4.5, the Executive shall not be entitled to any Retirement Benefits unless (A) as of, or within twenty-one (21) days following, the date of termination, the Executive executes and delivers a full release of any and all claims the Executive may have against the Releasees arising through the date the release is executed and a covenant not to sue the Releasees and (ii) any revocation period provided for in the release must have expired, (B) the Executive is and remains in full compliance with his obligations under Section 6 of this Agreement, (C) to the extent termination of the Executive’s employment is effectuated pursuant to Section 3.1.7, the Executive provides, on or following the Transition Date and prior to the Executive’s termination of employment with the Company, not less than six (6) months’ prior written notice to the Company of his voluntary resignation pursuant to Section 3.1.7, which the Board may, in its discretion, shorten to no less than one (1) month, and (D) the Executive does not breach the Agreement prior to the end of the Employment Period.

(ii) Following the Transition Date, the Company agrees to provide the Executive with not less than six (6) months’ prior notice in the event it decides to terminate the Executive without Cause pursuant to Section 3.1.5.

(iii) In the event the Executive’s employment is terminated or otherwise ends during the Employment Period and the Executive is entitled to any of the Retirement Benefits pursuant to this Section 4.5, then the Retirement Benefits shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations to the Executive under this Agreement.”

2. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3. Acknowledgement. The Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

4. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of law and may be executed in several counterparts by the parties.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

ROTECH HEALTHCARE INC.

By:	/s/ Arthur Reimers
Name: Arthur J. Reimers
Title: Chairman of the Board of Directors

/s/ Philip Carter
Philip L. Carter

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